As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-190683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-190683

UNDER THE SECURITIES ACT OF 1933

___________________________

Radiant Logistics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3625550 (I.R.S. Employer Identification No.)
Triton Towers Two 700 S. Renton Village Place, Seventh Floor Renton, Washington (Address of Principal Executive Offices)	98057 (Zip Code)

Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan

(Full title of the plan)

Bohn H. Crain

Chairman and Chief Executive Officer

Radiant Logistics, Inc.

Triton Towers Two

700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

(Name and address of agent for service)

(425) 462-1094

(Telephone number, including area code, of agent for service)

Copies requested to:

Stephen M. Cohen, Esq.

Patrick J. Pazderka, Esq.

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, Pennsylvania 19103

(215) 299-2000

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF UNSOLD SECURITIES

Radiant Logistics, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-190683) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission on August 16, 2013, which registered 5,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) to be issued pursuant to the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan (the “2012 Plan”).

The Registrant’s authority to grant new awards under the 2012 Plan terminated upon shareholder approval of the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) on November 17, 2021 (the “Effective Date”). The number of shares of Common Stock available for issuance under the 2021 Plan included, subject to adjustment pursuant to the terms of the 2021 Plan, 546,932 shares of Common Stock remaining available for issuance under 2012 Plan as of Effective Date (the “Rollover Shares”). The terms of the 2012 Plan, as applicable, will continue to govern awards outstanding under the 2012 Plan, until exercised, expired, paid or otherwise terminated or canceled.

The Registrant is filing this Post-Effective Amendment in order to remove from registration the 546,932 Rollover Shares under the 2012 Plan that have been rolled over to the 2021 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Renton, State of Washington, on November 24, 2021.

RADIANT LOGISTICS, INC.

By:	/s/ Bohn H. Crain
Bohn H. Crain
Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

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